UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No. 2)

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CPI CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CPI CORRECTS MISLEADING STATEMENTS BY RAMIUS GROUP

CPI’s slate of directors offers CPI stockholders continuing, strong oversight and strategic leadership that have built CPI into the industry leader in our category and enhanced the value of your investment.

In contrast, Ramius brings no ideas, plans, strategies or legitimate business criticisms and acknowledges that the Company is performing well under the current board and management.  Ramius has resorted to making distorted claims and accusations about CPI nominees that grossly mischaracterize the facts.

ITEM: Ramius criticizes the board for the decline in stock price from the high of May 2007 to the low of December 2008.

FACTS:  The board and management drove a nearly 65% increase from the lows of 2004 to today’s price amid very difficult industry and now broader market conditions.

The stock price increased more than 400% from year end 2008 to today during a time when Ramius was advocating a sale of the Company.

ITEM:  Ramius now claims involvement in the Company’s successful strategies of the last five years.

FACTS:  Ramius in fact played no meaningful role in either phase of the Company’s transformation.  Ramius’s sole representative during this period, Mark Mitchell, sat on only the Nominating and Governance Committee since October 2004 and did little more than attend regular board meetings.

ITEM:  Ramius borrows from the Company’s strategic plan, which Ramius played no role in developing, and makes only generic assertions about what the Company needs to do in its next phase.

FACTS:  Even as Ramius borrows talking points from Company materials, it betrays a lack of understanding of the business.  Ramius falsely attributes our rise in average transaction to increased prices even though the Company has become more not less promotional, the value proposition for customers has been substantially improved, and the average sales per transaction has been increased by selling additional content.

ITEM:  Ramius criticizes CPI’s renewal agreement with Sears and charges that the Company came “precariously close to breaking minimum EBITDA covenants.”

FACTS:  Sears contract was concluded on terms that benefited both parties.  The renewal of the Sears contract for a minimum term of six years and the operating savings allowed under the new contract are extremely beneficial to CPI.

During negotiations of the Sears renewal agreement, Ramius expressed extreme anxiety and placed pressure to concede on operational objectives important to CPI.   Irrespective of the pressure applied by Ramius, the Sears agreement was successfully concluded on terms very beneficial to CPI.  Like many negotiations, the deal took perseverance to achieve the objectives the Company originally laid out.  In addition, as disclosed in a Form 8-K filed with the Securities and Exchange Commission in December 2008, claims from the prior agreement were settled in connection with the new agreement in exchange for an $8 million cash payment to Sears and the issuance to Sears of 325,000 shares of CPI stock having a value of $1.12 million on the date of issuance.

FACTS:  The Company never faced the liquidity crisis that Ramius claims.

Contrary to assertions made by Ramius, the Company never faced a liquidity crisis.  The Company maintained compliance with its debt covenants, forecasted continued compliance, and also ensured that it could obtain any necessary covenant relief by maintaining an open and constructive dialogue with lenders.  In view of unsettled market conditions and the potential of a near-miss on a financial covenant in a downside scenario, the Company did obtain more favorable terms from its lenders.  As with the Sears contract, Ramius expressed impatience for a deal at almost any cost.

ITEM:  Ramius mischaracterizes its discussions with the Company leading up to the proxy contest

FACTS:  Ramius’s own representative on the board, Peter Feld, voted with the rest of the board to re-nominate the incumbent slate for re-election at the annual meeting.

The next day, Mr. Feld’s superior called up and demanded more “representation” for Ramius.  Ramius did not seek to “improve” the board or add relevant “retail” experience.  Instead, Ramius demanded that the board accept two additional Ramius nominees and remove one incumbent director without even identifying the names of its proposed candidates.  Ramius continued to refuse to identify the name of any proposed nominee until forced to disclose the name by the nomination deadline.

In an effort to avoid a costly and distracting proxy contest, CPI proposed to re-nominate the Ramius representative on the board and identify an additional value-adding independent director that would be acceptable to both the board and to Ramius.  Ramius rejected this proposal.  Far from seeking to improve the quality of the board, the board believes Ramius solely seeks additional influence to pursue its interests in controlling the timing of an exit for their stake in the Company through a sale of the Company.

ITEM:  Ramius distorts the record on Mr. Meyer’s compensation as Chairman.

FACTS:  David Meyer’s compensation has been pursuant to plans approved by all directors (including the Ramius director) after a rigorous process conducted by the compensation committee with the active assistance from an independent compensation consultant.

All compensation for Mr. Meyer’s service as Chairman has been in restricted stock, none of which has been sold (in contrast to Ramius which has a 575,000 share SELL plan at prices as low as $10.00).

The compensation figures presented by Ramius for 2007 and 2008 vastly overstate the real values involved by, among other things, combining multiple years in one and including prior years of service.  Furthermore, Ramius values this compensation at a high stock price and then points to the stock fluctuating lower without admitting that this stock-based compensation moves up and down in lockstep with the CPI stock price and is completely aligned with the interests of other shareholders.

ITEM:  Ramius minimizes the actual board experience of the non-“retail” board members.

FACTS:  The longer serving CPI board members have five years of specific experience with CPI’s highly specialized business model: providing professional services within a hosted environment.  These board members’ efforts in engineering a very successful two-phase transformation to industry leader have given them superior insights into the Company’s operations.  CPI’s business has little in common with Home Depot, the only experience of Ramius’s “retail” nominee.

ITEM:  Ramius says that CPI Nominee Koeneke needs to “earn a living off of” CPI.

FACTS: Michael Koeneke’s board compensation is the same as every other director.  Mr. Koeneke has been a senior investment banker for decades, was formerly the Global Head of Mergers & Acquisitions at Merrill Lynch, and has substantial income outside of CPI.

ITEM:  Ramius says that CPI Nominee White “adds no incremental value.”

FACTS:  The success of the major transformations of first the Sears Portrait Studio business and then the PictureMe Portrait Studio business owe in large part to the establishment of specific objectives, milestones and accompanying compensation incentives.  As Chairman of the CPI compensation committee, Turner White led this effort at the board level.

ITEM:  Ramius asserts a level of Mr. Feld’s participation that is not accurate.  What Ramius claims are Mr. Feld’s contributions were, in fact, actions taken by board committees.

FACTS:  Michael Glazer was chosen as a director through a governance process led by the Nominating and Governance Committee chaired by Jim Abel.   Ramius submitted two hand-picked candidates who did not have retail experience relevant to CPI’s business.  The Ramius nominees were aggressively pushed by Mr. Feld’s bosses, Mark Mitchell and Jeff Smith.

Mr. Feld played no role in the establishment of the current field incentives.  It is acknowledged that Mr. Feld did request that field compensation be added to the agenda of a July 2008 board meeting when he first joined the board.  Mr. Feld did suggest that CPI consider paying studio managers more like investment bankers (with bonus payments ranging from 50% to 100% or more of the base salary) which would be impractical considering the unit economics of a store.  As a result of the review by the board and compensation committee led by Turner White as chairman, management did recommend some adjustment in payout targets for each title class.

Mr. Feld did not negotiate directly with Mr. Meyer on the Chairman’s compensation package.  Mr. Feld, as with all directors except for Mr. Koeneke, had input into the determination of the compensation package.  This effort was led by the CPI compensation committee with the assistance of an outside compensation consultant.

CPI’s directors have made a point of visiting studios both prior to and after Mr. Feld joined the board.  It is acknowledged that Mr. Feld did suggest that directors visit studios after he joined the board.

ITEM:  Ramius misrepresents the Ramius relationship with Knightspoint and engages in innuendo about the Knightspoint directors.

FACTS:  The Knightspoint directors, Mr. Meyer and Mr. Koeneke, originated the CPI investment idea, developed the turnaround strategies and were, from the beginning, the agents of change at the Company.  Ramius was a passive investor with no more than a monitoring role.  That is why Knightspoint earns a carried interest on Ramius's stake, and it is also why the 13D group always filed under the name "Knightspoint Group" before Ramius split off in February of this year after its interests shifted to obtaining liquidity through a sale, likely occasioned by Ramius investor withdrawals.

Ramius’s Nominees Are Substantially Less Qualified than CPI’s Nominees
  Peter Feld, 30, is five years out of the investment banking analyst program at Banc of America Securities and fails to make even routine board decisions independent of his bosses at Ramius.
  Joseph Izganics, 48, a former field employee of Home Depot, brings no relevant industry, board or executive experience and is being paid by Ramius to serve as their nominee.  Mr. Izganics’ only significant professional experience is with Home Depot, where he most recently served as Southern region president for only 1 ½ years before departing last January.  Home Depot has little in common with CPI, which operates portrait studios in a hosted environment.  Ramius refused to submit Mr. Izganics to review by the Company’s nominating and governance committee.
  Ramius has a history of inappropriate board nominations at CPI.  In 2004, Ramius put up a nominee whose principal qualification was that he was related to a Ramius partner.  He resigned within six months and was not replaced.  Mark Mitchell, the Ramius representative on the board between 2004 and 2008, did little more than monitor the investment.  Mr. Mitchell then, due to other priorities, stepped down in favor of a colleague, Mr. Feld, significantly junior in experience and whose actions have shown that he is incapable of independent action.
Ramius is a Self-Interested Stockholder and We Believe Electing Ramius’s Nominees Would Not Benefit Stockholders
  Ramius advocated a sale of CPI beginning in January when the stock was less than $4.00 per share which would have deprived shareholders of substantial gains in value.  The stock closed on June 26 at $18.80.  Ramius also filed a 575,000 share SELL plan with the SEC around the same time and has sold recently at prices as low as $10.00 per share.
  Ramius’s defense that its pursuit of a sale process was due to a near-miss on a single financial covenant strains credulity.  It also would not explain why Ramius continued to advocate a sale process with financial buyers in March, April and May of this year even after the Company secured a covenant amendment and contrary to the strong advice of the Company’s investment banker.
  In a response to the stock price pressures of 2008, Ramius called for sudden management changes without offering any plans and repeatedly disparaged key members of management.
We believe that putting Ramius’s self-serving representatives on the board would not benefit stockholders and would destabilize the Company and be detrimental to the continued, effective execution of the Company’s strategic plan.

CPI’s Two Largest, Unaffiliated Stockholders Support the Board’s Director Nominees

The largest unaffiliated stockholders of CPI – Century Management, and its affiliate Van Den Berg Management, Inc., and Lafitte Capital – have publicly announced their strong support for the Company’s slate over Ramius’s director candidates.  Century Management and Lafitte Capital in the aggregate owned approximately 23% of the Company’s outstanding shares as of the May 9, 2009 record date.

SUPPORT YOUR COMPANY AND VOTE THE WHITE PROXY.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:

105 Madison Avenue
New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885

Important Information
CPI Corp. has filed a definitive Proxy Statement with the Securities and Exchange Commission (“SEC”) and has furnished to its stockholders a Proxy Statement in connection with the solicitation of proxies for the 2009 Annual Meeting of Stockholders. The Company advises its stockholders to read the Proxy Statement relating to the 2009 Annual Meeting because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that CPI files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from CPI by directing a request to CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103-1717, Attn: Corporate Secretary, calling (314) 231-1575, or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com.

Certain Information Concerning Participants
CPI Corp. and its directors and executive officers (other than Peter Feld) may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2009 Annual Meeting. Information concerning persons who may be considered participants in the solicitation of the Company’s stockholders under the rules of the SEC is set forth in public filings by the Company with the SEC, including the proxy statement relating to the 2009 Annual Meeting of Stockholders.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions. Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to: the Company’s dependence on Sears and Walmart, the approval of the Company’s business practices and operations by Sears and Walmart, the termination, breach, limitation or increase of the Company’s expenses by Sears under the license agreements, or Walmart under the lease and license agreements, customer demand for the Company’s products and services, the economic recession and resulting decrease in consumer spending, compliance with the NYSE listing requirements, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company’s photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plans and impact of foreign currency translation. The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.